Exhibit 99.1

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in the Current Report on Form 8-K as well as our Annual Report on Form 10-K. This discussion contains “forward-looking statements” reflecting Advent’s current expectations, estimates and assumptions concerning events and financial trends may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors. Factors that could cause or contribute to such differences include, but are not limited to, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors included in our Prospectus and Annual Report on Form 10-K, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For the purposes of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “we,” “us,” “our,” the “Company” and “Advent” refers to Advent Technologies, Inc. and its subsidiaries prior to consummation of the transactions contemplated by an Agreement and Plan of Merger, dated as of October 12, 2020, (as amended on October 19, 2020 and amended again on December 31, 2020, the “Merger Agreement”), as contemplated by the Merger Agreement are collectively referred to herein as the “Business Combination”.

Our Business

Advent is an advanced materials and technology development company operating in the fuel cell and hydrogen technology space. Advent develops, manufactures and assembles the critical components that determine the performance of hydrogen fuel cells and other energy systems. Advent’s core product offering is the Membrane Electrode Assembly (MEA) at the center of the fuel cell. The Advent MEA, which derives its key benefits from the properties of Advent’s engineered membrane technology, enables a more robust, longer-lasting and ultimately lower-cost fuel cell product.

To date, Advent’s principal operations have been developing and manufacturing MEAs, and designing fuel cell stacks and complete fuel cell systems, for a range of customers in the stationary power, portable power, automotive, aviation, energy storage and sensor markets. Advent has its headquarters in Boston, Massachusetts in the U.S., a product development function in Boston, Massachusetts in the U.S., and a MEA assembly and production facility in Patras, Greece.  The majority of Advent’s current revenues derive predominantly from the sale of MEAs, but also from the sale of membranes and electrodes for specific applications in the iron flow battery and cellphone markets respectively. Whilst MEA sales and associated revenues are expected to provide the majority of Advent’s future income, both of these markets remain commercially viable and have the potential to generate material future revenues based on Advent’s existing customers. Advent has also secured grant funding for a range of projects from research agencies and other organizations in the U.S. and Greece and expects to continue to be eligible for grant funding based on its product development activities over the foreseeable future.

Advent plans to scale up both its U.S. and Greece operations in order to handle substantial increases in MEA production volumes, and enable it to execute a range of product development programs that are designed to increase Advent’s overall product suite, improve the performance of its core MEA product and optimize its production operations to improve unit production costs.

To date, Advent has financed its operations through internal cashflows, grant income and private placements of equity and convertible notes. In the year ended December 31, 2020, Advent generated revenue from product sales of approximately $0.9 million and incurred a net loss of approximately $3.1 million. The total Revenue, net and Income from grants for the year ended December 31, 2020, was approximately $1.1 million. During the year ended December 31, 2020, Advent received proceeds from equity issuance of approximately $1.4 million and expended approximately $1.4 million in operating cashflow, resulting in a period end cash balance of approximately $0.5 million as of December 31, 2020.

Business Combination and Public Company Costs

On October 12, 2020, Advent Technologies, Inc. entered into the Merger Agreement with Advent Technologies Holdings, Inc. (formerly known as “AMCI”), a Delaware corporation, AMCI Merger Sub Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of AMCI (“Merger Sub”), AMCI Sponsor LLC, a Delaware limited liability company (“Sponsor”), in its capacity as Purchaser Representative (the “Purchaser Representative”) and Vassilios Gregoriou, in the capacity as Seller Representative (the “Seller Representative”), pursuant to which, effective February 4, 2021, Merger Sub merged with and into Advent Technologies Inc., with Advent Technologies Inc. surviving the Merger as a wholly-owned subsidiary of AMCI. Advent Technologies Inc. is deemed the accounting predecessor and the combined entity is the successor registrant with the SEC, meaning that Advent Technologies Inc.’s financial statements for previous periods will be disclosed in the registrant’s current and future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is AMCI, for financial accounting and reporting purposes under GAAP, we have determined that Advent is the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Advent in many respects. Under this method of accounting, AMCI is treated as the acquired entity whereby Advent is deemed to have issued common stock for the net assets and equity of AMCI, consisting mainly of cash, accompanied by a simultaneous equity recapitalization of AMCI (the “Recapitalization”).

Upon consummation of the Business Combination, the most significant change in Advent’s future reported financial position and results is expected to be an estimated increase in cash of approximately $134.1 million. Total direct and incremental transaction costs of AMCI and Advent, along with liabilities of AMCI to paid off at the Closing, are estimated at approximately $24.6 million, will be treated as a reduction of the cash proceeds.

As a consequence of the Business Combination, Advent became the successor to an SEC-registered and Nasdaq-listed company which will require Advent to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Advent expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, Advent anticipates that its revenue, capital and operating expenditures will increase significantly in connection with its ongoing activities following the Business Combination, as Advent expects to:
•	Expand U.S.-based operations to increase capacity for MEA testing, development projects and associated research and development activities;
•	Expand Greece-based production facilities to increase and automate MEA assembly and production;
•
Develop improved MEA and other products for both existing and new markets, such as ultra-light MEAs designed for aviation applications, to remain at the forefront of the fast-developing hydrogen economy;

•	Increase business development and marketing activities;
•	Increase headcount in management and head office functions in order to appropriately manage Advent’s increased operations;
•	Improve its operational, financial and management information systems;
•	Obtain, maintain, expand, and protect its intellectual property portfolio; and
•	Operate as a public company.

Recent Developments

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Advent operates. On March 27, 2020, the CARES Act was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by COVID-19.

During the twelve-month period ended December 31, 2020 and subsequently, Advent experienced the impact of COVID-19 in a number of ways. Advent’s research and development activities in Boston have been limited by the restrictions imposed on laboratory work in the U.S., with laboratories being run at approximately 25% occupancy, with the result that certain business development activities have moved more slowly, for example as a result of customers not being able to receive sample products in a timely fashion. However, the Company’s key toll manufacturing service providers have remained fully operational, being designated as critical businesses, enabling the Company to continue to provide materials to two of its primary existing customers.

In Patras, Greece, approximately half of the Company’s workforce have worked from home during the temporary lockdowns imposed by the Greek authorities, although these have largely been in support functions. MEA assembly and production has not been affected as the Company’s operational staff have been able to continue working whilst observing social distancing requirements, and this is expected to continue for the foreseeable future. Some business development activities have been affected, with some customers placing orders more slowly than before, due to the impact of COVID-19 on the customers’ own operations.

As the COVID-19 pandemic continues to evolve, the extent of the impact to Advent’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the COVID-19 pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond Advent’s knowledge and control and, as a result, at this time, Advent is unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Advent’s business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although Advent has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, Advent may be subject to future impairment losses related to long-lived assets as well as changes to valuations of such assets.

On March 26, 2020, the Company’s Board of Directors and shareholders approved the 2018-2020 Stock Grant Plan (the “2018-2020 Plan”) to reward certain employees and directors of the Company. The maximum aggregate number of shares that may be issued under this plan is 1,280,199 common shares. The Company entered into separate Restricted Stock Award Agreements with each participant according to which awards for 1,280,199 shares of common stock were granted with purchase price $0.01 per share.

As of September 9, 2020, the Company’s Board of Directors and shareholders approved the 2020-2023 Stock Grant Plan (the “2020-2023 Plan” and together with the “2018-2020 Plan”, the “Stock Grant Programs”) to reward certain employees and directors of the Company. The maximum aggregate number of shares that may be issued under this plan is 893,503 common shares. The Company entered into separate Restricted Stock Award Agreements with each participant according to which awards for 893,503 shares of common stock were granted with purchase price $0.01 per share.

Pursuant to the Stock Grant Programs, Mr. Gregoriou was granted 512,080 shares on March 26, 2020 and 297,834 shares on September 9, 2020, and each of Messrs. De Castro and Kaskavelis was granted 256,040 shares on March 26, 2020 and 178,701 shares on September 9, 2020. In general, under the Stock Grant Programs, if the employee ceased to be employed with Advent for any reason prior to December 31, 2020, Advent had a limited repurchase period to repurchase the granted shares at a price of $0.01 per share. This limited repurchase right lapsed on December 31, 2020.

There were no shares forfeited during the twelve-month periods ended December 31, 2020 and 2019.

During the twelve-month period ended December 31, 2020, the Company also entered into private placement agreements with certain investors pursuant to which the Company issued 529,532 Series A Preferred Shares for net proceeds of $1.4 million.

Comparability of Financial Information

Advent’s results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination.

Key Factors Affecting Our Results

Advent believes that its performance and future success depend on several factors that present significant opportunities for Advent but also pose risks and challenges, including those discussed below.

Increased Customer Demand

Based on conversations with existing customers and incoming inquiries from new customers, Advent anticipates substantial increased demand for its MEAs from a wide range of customers as it scales up its production facilities and testing capabilities, and as the awareness of its MEA capabilities becomes widely-known in the industry. Advent expects both its existing customers to increase order volume, and to generate substantial new orders from major organizations, with some of whom it is already in discussions regarding prospective commercial partnerships and joint development agreements. As of December 31, 2020, Advent was still generating a low level of revenues compared to its future projections and has not made any commercial sales to these major organizations.

Successful development of the Advanced MEA product

Advent’s future success depends in large part on the increasing integration of the hydrogen fuel cell into the energy transition globally over the next decade. In order to become cost-competitive with existing renewable power generation and energy storage technology and achieve widespread adoption, fuel cells will need to achieve substantial improvement in the cost/kw performance ratio delivered to prospective fuel cell customers, predominantly OEMs, System Integrators and major energy companies. Advent expects to play an important enabling role in the adoption of hydrogen fuel cells, as its MEA technology is the critical determining factor in the cost/kw performance ratio of the fuel cells. In partnership with the Los Alamos National Laboratory, Advent is currently developing its next generation MEA technology (“Advanced MEA”) which is anticipated to deliver as much as three times the power output of its current MEA product. Whilst Advent is already projecting being able to pass through substantial cost benefits to its customers through economies of scale as it increases MEA production, the successful development of the Advanced MEA will be an important factor in delivering the required improvement in cost/kw performance to Advent’s customers.

Basis of Presentation

Advent’s consolidated financial statements have been prepared in accordance with U.S. GAAP.  The Company has determined that it operates in one reportable segment.  See Note 2 in the accompanying audited financial statements for more information.

Components of Results of Operations

Revenue, net

Revenues consist of sales of goods (MEAs, membranes, fuel cell stacks and electrodes). Advent expects revenues to increase materially and be weighted towards MEA sales over time, in line with the projected increase in MEA production in response to customer demand.

Cost of Revenues

Cost of revenues consists of consumables, raw materials, processing costs and direct labor costs associated with the assembly and manufacture of MEAs, membranes, fuel cell stacks and electrodes. Advent expects cost of revenues to increase substantially in line with MEA production.

Income from Grants

Income from grants consists of cash subsidies received from research agencies and other national and international organizations in support of Advent’s research and development activities. Advent expects to continue to be eligible for grant income and remains in discussion with a number of prospective grantors in relation to a number of product development activities.

Research and Development Expenses

Research and development expenses consist of costs associated with Advent’s research and development activities, such as laboratory costs and sample material costs. Advent expects its research and development activities to increase substantially as it invests in improved technology and products.

Administrative and Selling Expenses

Administrative and selling expenses consist of travel expenses, indirect labor costs, fees paid to consultants, third parties and service providers, taxes and duties, legal and audit fees, depreciation, business development salaries and limited marketing activities. Advent expects administrative and selling expenses to increase in line with MEA production and revenue as the business scales up, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services. Depreciation is also expected to increase as the Company invests in fixed assets in support of the scale-up of the business.

Other Operating Expenses

Other operating expenses consist of additional de minimis incidental operating expenses incurred by the business. These expenses are expected to remain at a de minimis level in future.

Finance Costs

Finance costs consist mainly of bank fees and interest on convertible promissory notes. Finance costs are not anticipated to increase materially as Advent is not intending to take on substantial borrowings at the corporate level in the near future.

Finance Costs – Related Parties

Finance costs – related parties consist of interest costs associated with convertible promissory notes issued to certain related parties of Advent. This cost category is not expected to be continued in the future as Advent expects to have other sources of funding.

Foreign exchange differences, net

Foreign exchange differences, net consists of foreign exchange gains and interest on deposits. As the Company scales up, its foreign exchange exposure is likely to increase given its revenues are denominated in both euros and dollars, and a substantial proportion of the Company’s costs are denominated in euros.

Income Tax Expense

Income tax expense relates to the current income tax charge for the Company’s operations in Greece. This category is expected to increase in future as the Company generates sales and profits from its operations in both Greece and the U.S.

Results of Operations

Comparison of the Year Ended December 31, 2020 to Year Ended December 31, 2019

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.

	Years ended December 31,
	2020	2019	$ change	% change
	(dollar amounts in thousands)

Revenue, net	883	620	263	42.4%
Cost of revenues	(514)	(397)	(117)	29.5%
Gross profit	369	223	146	65.5%

Income from grants	207	602	(395)	(65.6)%
Research and development expenses	(103)	(125)	22	(17.6)%
Administrative and selling expenses	(3,537)	(864)	(2,673)	309.4%
Other operating expenses	(10)	(10)	0	-%
Operating loss	(3,074)	(174)	(2,900)	1,666.7%

Finance costs	(6)	(72)	66	(91.7)%
Finance costs – Related parties	-	(35)	35	(100.0)%
Foreign exchange differences, net	(26)	12	(38)	(316.7)%
Other income	-	1	(1)	(100.0)%
Other expenses	(16)	(2)	(14)	(700.0)%
Loss before tax	(3,122)	(270)	(2,852)	1,056.3%

Income tax expense	-	(88)	88	(100.0)%
Net loss	(3,122)	(358)	(2,764)	772.1%
Other Comprehensive income / (loss)
Net foreign currency translation	(7)	(10)	3	(30.0)%

Other Comprehensive income / (loss)	(3,129)	(368)	(2,761)	750.3%
Comprehensive loss

Revenue, net

Our total revenue from product sales increased by approximately $0.3 million or 42.4% from approximately $0.6 million in the year ended December 31, 2019 to approximately $0.9 million in the year ended December 31, 2020. The increase in revenue was related to increased demand from customers for Advent’s MEAs and other products, as a result of Advent’s customers increasing their own testing and usage of Advent’s products.

Cost of Revenue

Cost of revenues increased by approximately $0.1 million or 29.5% from approximately $0.4 million in the year ended December 31, 2019 to approximately $0.5 million in the year ended December 31, 2020. The increase in cost of revenues was directly related to the increased revenues across the two years and the requirement for increased production of MEAs and other products to satisfy customer demand. Gross margins were higher for the year ended December 31, 2020, reflecting a more mature mix of revenues leading to more normalized pricing arrangements.

Income from Grants

Income from grants decreased by approximately $0.4 million or 65.6% from approximately $0.6 million in the year ended December 31, 2019 to approximately $0.2 million in the year ended December 31, 2020. The decrease in income from grants was related to Advent’s decreased level of participation due to COVID-19.

Research and Development Expenses

Research and development expenses remained substantially similar to the prior year, decreasing from approximately $0.13 million in the year ended December 31, 2019 to approximately $0.1 million in the year ended December 31, 2020 due to decreased activity in Advent’s research and development function as the business continues to look to develop and improve its product suite in order to respond to anticipated future customer demand.

Administrative and Selling Expenses

Administrative and selling expenses were approximately $3.5 million in the year ended December 31, 2020, and $0.9 million in the year ended December 31, 2019. The increase was primarily due to professional and consulting service providers in connection with the merger agreement with AMCI, share-based payments on both grant plans and payroll costs due to professional and consulting service providers in connection with the merger agreement with AMCI.

Finance Costs

Finance Costs decreased from approximately $0.07 million in the year ended December 31, 2019 to approximately $0.01 million in the year ended December 31, 2020. This decrease was primarily due to finance costs related to the bond and equity conversions during the year ended December 31, 2019.

Finance Costs – Related Parties

Finance costs – related parties decreased from approximately $0.03 million in the year ended December 31, 2019 to $0.00 million in the year ended December 31, 2020, as a result of the conversion of the Advent promissory notes.

Liquidity and Capital Resources

As of the date of this Amendment to the Current Report on Form 8-K, Advent’s existing cash resources and projected cash inflows are sufficient to support planned operations for the next 12 months after the date hereof.  This is based on projected income during the financial year 2021, during which Advent is expecting to deliver a substantial uplift in revenue compared to previous years, as described in the section entitled “Customer Backlog.” This anticipated revenue uplift is based both on a take-or-pay contract worth approximately $3 million in the calendar year ended December 31, 2021, and ongoing discussions with existing customers regarding expected increased order levels for the same period. These orders are capable of being met in large part from within Advent’s existing fixed cost structure, and Advent expects to achieve a healthy gross profit margin on these sales. Advent also anticipates substantial grant income being received for the coming year.

The following table provides a summary of cash flow data (in thousands):

	Years ended December 31,
	2020	2019	$ change	% change
	(dollar amounts in thousands)

Net Loss	(3,122)	(358)	(2,764)	(772.1)%
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation of property, plant and equipment	23	17	6	35.3%
Non cash interest and service cost	2	3	(1)	(33.3)%
Income tax expense	0	88	(88)	(100.0)%
Movements in stock grant plans	869	--	869	100.0%
Changes in operating assets and liabilities:
Decrease/(Increase) in accounts receivable and other current assets	(557)	(191)	(366)	191.6%
Increase/(Decrease) in trade payables and other current liabilities	1,359	209	1,149	547.14%
Net cash used in operating activities	(1,426)	(232)	(1,195)	517.3%

Cash flows from investing activities:
Purchase of property, plant and equipment	(123)	(35)	(88)	251.4%
Net cash used in investing activities	(123)	(35)	(88)	251.4%

Cash flows from financing activities:
Proceeds of issuance of preferred stock	1,430	1,349	81	6%
Repurchase of common stock - cancellation of shares	(69)	0	(69)	100.0%
Repayment of Debt	(500)	0	(500)	100.0%
Proceeds from exercise of stock options	22	2	20	1,000.0%
Net cash flows from financing activities	883	1,351	(468)	(34.6)%

Net increase (decrease) in cash and cash equivalents	(665)	1,085	(1,750)	(161.3)%
Net foreign exchange difference	(18)	(32)	14	(43.8)%
Cash and cash equivalents at 1 January	1,199	147	1,052	715.7%
Cash and cash equivalents at 31 December	516	1,200	(684)	(57.0)%

Cash flows from Operating Activities

Advent’s cash flows from operating activities reflect the income statement position adjusted for working capital movements in current assets and liabilities. As Advent grows, it expects that operating cash flows will be affected by increased working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used from operating activities was approximately $(1.4) million for the year ended December 31, 2020, reflecting a negative working capital position during the year, combined with the net loss of approximately $3.1 million. Net cash used in operating activities was approximately $0.2 million for the year ended December 31, 2019, compared to a net loss of approximately $0.3 million, primarily as a result of an increase in short-term creditors’ liabilities during the period, mainly comprising deferred income, amounts due to related parties and other current liabilities.

Cash Flows from Investing Activities

Advent has expended minimal cashflows in investing activities during the years ended December 31, 2020 and December 31, 2019. Advent expects to invest substantially in fixed assets, plant and equipment in the near future as it executes its product development programs.

Cash Flows from Financing Activities

In the year ended December 31, 2020, Advent raised net proceeds of approximately $1.4 million from the issuance of preference shares via private placement to certain investors. Advent expects to increase its cash flow from financing activities as a result of the new proceeds from the Business Combination.

Contract Assets and Contract Liabilities

A contract asset results when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time. As at December 31, 2020, Advent recognized contract assets of $0.09 million in the consolidated balance sheet.  As at December 31, 2019, Advent recognized contract assets of $0.05 million in the consolidated balance sheet.

Advent recognizes contract liabilities when we receive customer payments in advance of the performance obligations being satisfied on our contracts. As at December 31, 2020, Advent recognized contract liabilities of $0.17 million in the unaudited consolidated balance sheet. As at December 31, 2019, we recognized contract liabilities of $0.04 million in the consolidated balance sheet.

Contract Costs

Customer contracts are less than one year and Advent has elected the practical expedient in ASC 340-40-25-4 to expense any contract costs as incurred. During the years ended December 31, 2020 and 2019, no contract costs were recognized in the consolidated statements of operations.

Off-Balance Sheet Commitments and Arrangements

Since the date of our incorporation, Advent has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Advent’s financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Advent to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date, as well as the reported expenses incurred during the reporting period. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to Advent’s financial statements.

While Advent’s significant accounting policies are described in the notes to Advent’s financial statements (see Note 2 in the financial statements), Advent believes that the following accounting policies require a greater degree of judgment and complexity. Accordingly, these are the policies Advent believes are the most critical to aid in fully understanding and evaluating Advent’s financial condition and results of operations.

Revenue Recognition from January 1, 2019

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. We adopted ASU No. 2014-09 on January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application. The prior period comparative information has not been restated and continues to be reported under the accounting guidance in effect for that period.

In accordance with ASC 606, revenue is recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. We apply the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

●	identify the contract with a customer,

●	identify the performance obligations in the contract,

●	determine the transaction price,

●	allocate the transaction price to performance obligations in the contract, and

●	recognize revenue as the performance obligation is satisfied.

With significant and recurring customers, we negotiate written master agreements as framework agreements (general terms and conditions of trading), following individually purchase orders. For customers with no master agreements, the approved purchase orders form the contract. Effectively, contracts under the revenue standard have been assessed to be the purchase orders agreed with customers.

We have assessed that each product sold is a single performance obligation because the promised goods are distinct on their own and within the context of contract. In cases where the agreement includes customization services for the contracted products, we are providing integrated services; therefore, the goods are not separately identifiable, but are inputs to produce and deliver a combined output and form a single performance obligation within the context of the contract. Furthermore, we assessed whether it acts as a principal or agent in each of its revenue arrangements and has concluded that in all sales transactions it acts as a principal. Additionally, we, taking into consideration the guidance and indicative factors provided by ASC 606, concluded that it provides assurance type warranties (warranty period is up to 45 days) as it does not provide a service to the customer beyond fixing defects that existed at the time of sale. We, based on historical performance, current circumstances, and projections of trends, estimated that no allowance for returns as per warranty policy should be recognized, at the time of sale, accounted for under ASC 460, Guarantees.

Under ASC 606, we estimate the transaction price, including variable consideration, at the commencement of the contract and recognizes revenue over the contract term, rather than when fees become fixed or determinable. In other words, where contracts with customers include variable consideration (i.e. volume rebates), we estimate at contract inception the variable consideration and adjust the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Furthermore, no material rights or significant financing components have been identified in our contracts. Payment terms generally include advance payment requirements. The time between a customer’s payment and the receipt of funds is less than one year. Payment terms are in the majority fixed and do not include variable considerations, except from volume rebates.

Revenue from satisfaction of performance obligations is recognized based on identified transaction price. The transaction price reflects the amount to which we have rights under the present contract. It is allocated to the distinct performance obligations based on standalone selling prices of the services promised in the contract. In cases of more than one performance obligation, we allocate transaction price to the distinct performance obligations in proportion to their observable stand-alone selling prices and recognizes revenue as those performance obligations are satisfied.

In the majority of cases of product sales, revenue is recognized at a point in time when customer obtains control of the respective goods that is, when the products are shipped from our facilities as control passes to the customer in accordance with agreed contracts and the stated shipping terms. In cases where the contract includes customization services, which one performance obligation is identified, revenue is recognized over time as our performance does not create an asset with alternative use and we have an enforceable right to payment for performance completed to date. We use the input method (i.e. cost-to cost method) to measure progress towards complete satisfaction of the performance obligation.

Income from grants and related deferred income

Grants include cash subsidies received from various institutions and organizations. Grants are recognized as other income. Such amounts are recognized in the consolidated statements of operations when all conditions attached to the grants are fulfilled.

Condition to the grants would not be fulfilled unless related costs have been characterized as eligible by the grantors, are actually incurred and there is certainty that costs are allowable. These grants are recognized as deferred income when received and recorded in income when the eligible and allowable related costs and expenses are incurred. Under all grant programs, a coordinator is specified. The coordinator, among other, receives the funding from the grantor and proceeds to its distribution to the parties agreed in the process specified in the program. We assessed whether it acts as a principal or agent in its role as a coordinator for specific grants and has concluded that in all related transactions it acts as an agent.

Convertible Promissory Notes

We evaluate terms in Convertible Promissory Notes and embedded features under ASC 470-20 Debt with Conversion and Other Options, ASC 480, Distinguishing liabilities from equity and ASC 815, Derivatives and embedded derivatives.

We follow the provisions of ASC 470-50, Modifications and Extinguishments, to account for all modifications or extinguishments of debt instruments, except debt that is extinguished through a troubled debt restructuring. Under ASC 470-50, modifications or exchanges are considered extinguishments with gains or losses recognized in current earnings if the terms of the new debt and original instrument are substantially different. If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt should be initially recorded at fair value, with the difference recognized as an extinguishment gain or loss or additional paid in capital if the restructuring is in essence a capital transaction, as per ASC 470-50-40-2.

Share based payments

The Company recognizes cost for common shares vested and non-vested, under stock options and stock awards granted to its employees and directors for their services, (i) immediately at the grant date if no vesting conditions are present, or (ii) using the accelerated method over the requisite service period based on the grant-date fair value of the awards. The Company accounts for forfeitures as they occur.

Liability for Staff Leaving Indemnity

Under Greek labor law, employees are entitled to staff leaving indemnity in the event of dismissal or retirement with the amount of payment varying in relation to the employee’s compensation, length of service and manner of termination (dismissed or retired). Employees who resign or are dismissed with cause are not entitled to staff leaving indemnity. Staff retirement obligations are calculated at the present value of the future retirement benefits deemed to have accrued at year-end, based on the employees earning retirement benefit rights accumulated throughout the working period in accordance with the Greek Labor Law 2112/1920.

The reserve for retirement obligations is classified as defined benefit plan under ASC 715-30 and is based on an actuarial valuation. Net costs for the period are separately reflected in the accompanying consolidated statements of comprehensive loss consist of the present value of benefits earned in the year, interest cost on the benefit obligation, past service cost and gains or losses on curtailment. Past service costs are recognized in the consolidated statements of operations on the earlier of the date of plan amendment and the date that the Company recognizes restructuring or termination costs. Actuarial gains or losses are recognized immediately in the consolidated balance sheets with a corresponding debit or credit to retained earnings through other comprehensive income (loss) in the period in which they occur. Re-measurements are not reclassified to profit and loss in subsequent periods.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. We are currently not aware of any issues under review that could result in significant accruals or material deviation from our position. We are subject to income tax examinations by major taxing authorities.

The Company may be subject to potential examination by U.S. federal, state and city, and the Subsidiary may be subject to potential examination by the Greek taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with the U.S. federal, state and city and Greek tax laws. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into legislation. As part of the legislation, the U.S. corporate income tax rate was reduced from 35% to 21%, among other changes, for which our management does not believe that have a material effect on our consolidated financial statements.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Advent elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Advent, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time Advent is no longer considered to be an emerging growth company. At times, Advent may elect to early adopt a new or revised standard. See Note 2 of the accompanying audited financial statements for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ending December 31, 2020 and 2019.

In addition, Advent intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Advent intends to rely on such exemptions, Advent is not required to, among other things: (a) provide an auditor’s attestation report on Advent’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Advent will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of Advent’s first fiscal year following the fifth anniversary of the closing of the Business Combination, (b) the last date of Advent’s fiscal year in which Advent has total annual gross revenue of at least $1.1 billion, (c) the date on which Advent is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Advent has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by Advent as of the specified effective date. Unless otherwise discussed, Advent believes that the impact of recently issued standards that are not yet effective will not have a material impact on Advent’s financial position or results of operations under adoption.

See Note 2 to the 2020 financial statements included elsewhere in this Amendment to the Current Report on Form 8-K for more information about recent accounting pronouncements, the timing of their adoption and Advent’s assessment, to the extent Advent has made one, of their potential impact on Advent’s financial condition and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Advent is exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

Advent holds cash and cash equivalents for working capital purposes. As of December 31, 2020, Advent had a cash balance of approximately $0.5 million, consisting of operating and savings accounts which are not affected by changes in the general level of U.S. interest rates. Advent is not expected to be materially exposed to interest rate risk in future as it intends to take on limited debt finance.

Inflation Risk

Advent does not believe that inflation currently has a material effect on its business.

Foreign Exchange Risk

Advent has costs predominantly denominated in euros and revenues denominated in both euros and dollars, and therefore is exposed to fluctuations in the euro/dollar exchange rate. To date, Advent has not entered into any hedging transactions to mitigate the effect of foreign exchange due to the relatively low sums involved. As we increase in scale, we expect to continue to incur a substantial proportion of our costs in euros, and therefore expect to put in place appropriate foreign exchange risk mitigation features in due course.